Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) of Security Equity Fund of our report dated November 27, 2013 on the financial statements and financial highlights of the Alpha Opportunity Fund, included in the September 30, 2013 Annual Report to shareholders.

/S/ ERNST & YOUNG LLP

McLean, Virginia

January 27, 2014